Liberty Financial Companies, Inc.
                Exhibit 12 - Statement re Computation of Ratios
                                ($ in millions)


                                        Three Months Ended    Six Months Ended
                                              June 30              June 30
                                       -------------------   ------------------
                                         1999       1998       1999      1998
                                       --------   --------   --------  --------
Earnings:
 Pretax income                          $ 36.0     $ 43.5     $ 80.0    $ 88.9
 Add fixed charges:
  Interest on indebtedness                 9.1        5.0       17.9      10.2
  Portion of rent representing
   the interest factor                     1.2        1.1        2.4       2.1
  Accretion to face value of redeemable
   convertible preferred stock             0.2        0.2        0.4       0.4
                                       --------   --------   --------  --------
 Sub-total of income as adjusted          46.5       49.8      100.7     101.6
  Interest on fixed annuities
   and financial products                129.4      140.2      264.2     282.3
                                       --------   --------   --------  --------
  Total income as adjusted              $175.9     $190.0     $364.9    $383.9
                                       ========   ========   ========  ========
Fixed charges:
 Interest on indebtedness               $  9.1     $  5.0     $ 17.9    $ 10.2
 Portion of rent representing the
  interest factor                          1.2        1.1        2.4       2.1
 Accretion to face value of redeemable
  convertible preferred stock              0.2        0.2        0.4       0.4
                                       --------   --------   --------  --------
 Sub-total of fixed charges               10.5        6.3       20.7      12.7
 Interest on fixed annuities and
  financial products                     129.4      140.2      264.2     282.3
                                       --------   --------   --------  --------
 Combined fixed charges                  139.9      146.5      284.9     295.0
 Preferred stock dividends                 0.4        0.4        0.7       0.7
                                       -------    --------   --------  --------
 Fixed charges and preferred
  stock dividends                       $140.3     $146.9     $285.6    $295.7
                                       ========   ========   ========  ========
Ratio of earnings to fixed charges:

 Excluding interest on fixed annuities
  and financial products                 4.43 x     7.90 x     4.86 x    8.00 x
                                       ========   ========   ========  ========
 Including interest on fixed annuities
  and financial products                 1.26 x     1.30 x     1.28 x    1.30 x
                                       ========   ========   ========  ========

Ratio of earnings to combined fixed
 charges and preferred stock dividends:

 Excluding interest on fixed annuities
  and financial products                 4.27 x     7.43 x     4.71 x    7.58 x
                                       ========   ========   ========  ========

 Including interest on fixed annuities
  and financial products                 1.25 x     1.29 x     1.28 x    1.30 x
                                       ========   ========   ========  ========